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                                                                   EXHIBIT 12.1


                          NEWFIELD EXPLORATION COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)




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
                                                                                                                        THREE
                                                                                                                        MONTHS
                                                                                                                        ENDED
                                                                                                                       MARCH 31,
                                                       1994          1995         1996         1997          1998        1999
                                                    ---------     ---------     --------     ---------    ----------    -------

Net pre-tax income..............................    $  22,548     $  25,006     $ 59,286     $  62,421    $  (88,376)   $  (141)
Fixed charges:
   Interest expense, including debt issue
      amortization..............................          363           208          420         3,268         9,508      3,525
   Capitalized interest.........................          217           674        1,508         3,481         4,369        399

   Interest portion of rent expenses............    $     155     $     163     $    179     $     197    $      222    $    61
                                                    ---------     ---------     --------     ---------    ----------    -------

TOTAL FIXED CHARGES.............................    $     735     $   1,045     $  2,107     $   6,946    $   14,098    $ 3,985
                                                    =========     =========     ========     =========    ==========    =======

EARNINGS BEFORE FIXED CHARGES...................    $  22,911     $  25,214     $ 59,706     $  65,689    $  (78,868)   $ 3,384

RATIO OF EARNINGS TO FIXED
CHARGES.........................................        31.19 x      24.12 x      28.34 x         9.46 x       (5.59)x     0.85 x
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